UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   April 20, 2010

The Dayton Power and Light Company

 (Exact Name of Registrant as Specified in Its Charter)

Ohio	1-2385	31-0258470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 Woodman Drive, Dayton, Ohio	45432
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (937) 224-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On April 20, 2010, The Dayton Power and Light Company (“DP&L”) entered into a Credit Agreement (the “Credit Agreement”) among DP&L, Bank of America, N.A. (“Bank of America”), as administrative agent and a letter of credit issuer, PNC Capital Markets, LLC and U.S. Bank, National Association (“US Bank”), as co-syndication agents, and the several lenders from time to time party to the Credit Agreement.  In addition to Bank of America and US Bank, the lenders currently include PNC Bank, National Association (“PNC Bank”), Fifth Third Bank, and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”).  The Credit Agreement replaces DP&L’s $100 million revolving credit facility provided by PNC Bank and several lenders, which expired on April 20, 2010 pursuant to its terms.

The Credit Agreement provides, on an unsecured basis, for a revolving credit facility and letters of credit.  The maximum principal amount of all revolving loans and letters of credit under the Credit Agreement may not exceed $200 million at any one time, and letters of credit are subject to a sublimit not to exceed $50 million at any one time.  Subject to customary conditions and the approval of any lender whose commitment would be increased, DP&L has the option to increase the revolving credit available under the Credit Agreement by up to an additional $50 million, for a total maximum available amount of $250 million.  None of the lenders under the Credit Agreement has committed at this time or is obligated to provide any such increase in the commitments.  DP&L also has the right to permanently reduce or terminate the commitments provided for under the Credit Agreement.

Funds provided under the Credit Agreement may be used for general corporate purposes.  Unless the lenders’ commitments are terminated earlier in accordance with the Credit Agreement, the revolving credit facilities provided for under the Credit Agreement are available through April 20, 2013 and letters of credit provided for under the Credit Agreement are available until seven days prior to that date.  There are no outstanding borrowings or letters of credit under the Credit Agreement as of the date of this report.

Loans under the Credit Agreement may be (1) base rate loans, which shall bear interest at a rate equal to a percentage (ranging from 0% to 1.25% depending on DP&L’s credit ratings) plus the highest of (A) the Federal Funds Rate plus 1/2 of 1%, (B) Bank of America’s prime rate, and (C) the Eurodollar Rate (as defined in the Credit Agreement for the applicable interest period) plus 1%, or (2) eurodollar loans, which shall bear interest at a rate equal to a percentage (ranging from 1% to 2.25% depending on DP&L’s credit ratings) plus the Eurodollar Rate, as defined in the Credit Agreement.  DP&L also has agreed to pay unused commitment fees, payable quarterly, at a rate ranging from 0.125% to 0.350% depending on DP&L’s credit ratings, as well as customary administrative agent, letter of credit and other fees.

The Credit Agreement includes customary representations, warranties, covenants, and acceleration, indemnity, and events of default provisions, including, among other things, a financial covenant that requires DP&L’s total debt to total capitalization not to exceed 0.65 to 1.00.

PNC Bank, JPMorgan Chase and Fifth Third Bank, which are among the parties to the Credit Agreement, are also among the parties to an existing reimbursement agreement with DP&L related to a two-year letter of credit securing DP&L’s obligations to repay $100 million in funds that

DP&L borrowed from The Ohio Air Quality Development Authority on December 4, 2008, in connection with the authority’s issuance on that date of pollution control bonds due November 1, 2040.  In addition, JPMorgan Chase and Fifth Third Bank are among the lenders to an existing DP&L $220 million credit facility that is available through November 21, 2011.   These and certain other parties to the Credit Agreement and/or their affiliates provide, have provided, or may in the future provide, other services, such as banking, cash management, custodial, and general financing services, to DP&L and/or its affiliates on commercial terms for which they have received, or may in the future receive, customary fees and expenses.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

10.1

Credit Agreement, dated as of April 20, 2010, among The Dayton Power and Light Company, Bank of America, N.A., as Administrative Agent and an L/C Issuer, PNC Capital Markets, LLC and U.S. Bank, National Association, as Co-Syndication Agents, and the other lenders party to the Credit Agreement

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dayton Power and Light Company

Date: April 21, 2010
/s/ Douglas C. Taylor
	Name:	Douglas C. Taylor
	Title:	Senior Vice President, General Counsel and Corporate Development

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)
10.1

Credit Agreement, dated as of April 20, 2010, among The Dayton Power and Light Company, Bank of America, N.A., as Administrative Agent and an L/C Issuer, PNC Capital Markets, LLC and U.S. Bank, National Association, as Co-Syndication Agents, and the other lenders party to the Credit Agreement

E